Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Tempur-Pedic International Inc. pertaining to the 2003 Equity Incentive Plan, the 2003 Employee Stock Purchase Plan, and the 2002 Stock Option Plan, of our reports: (i) dated June 20, 2003 (except Note 11a, as to which the date is November 20, 2003), with respect to the consolidated financial statements of Tempur-Pedic International Inc. and Subsidiaries (f/k/a TWI Holdings, Inc. and Subsidiaries) as of and for the two months ended December 31, 2002, and (ii) dated June 20, 2003, with respect to the consolidated financial statements of Tempur World, Inc. and Subsidiaries, predecessor to Tempur-Pedic International Inc., as of and for the ten months ended October 31, 2002, both included in Form S-1 of Tempur-Pedic International Inc., filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Louisville, Kentucky

December 23, 2003